   As filed with the Securities and Exchange Commission on February 11, 1998
                                                      Registration No. 333-_____

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                            NETWORKS ASSOCIATES, INC.
                       (FORMERLY MCAFEE ASSOCIATES, INC.)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           Delaware                                             77-0316593
(STATE OR OTHER JURISDICTION OF                             (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NUMBER)

                               2805 Bowers Avenue
                          Santa Clara, California 95051
                                 (408) 988-3832

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                WILLIAM L. LARSON
                      President and Chief Executive Officer
                            Networks Associates, Inc.
                               2805 Bowers Avenue
                          Santa Clara, California 95051
                                 (408) 988-3832
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------

                                   Copies to:

                             Jeffrey D. Saper, Esq.
                              Kurt J. Berney, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                            Palo Alto, CA 94304-1050

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

           If this Form is a post-effective amendment filed pursuant
               to Rule 462(c) under the Securities Act, check the
             following box and list the Securities Act registration
             statement number of the earlier effective registration
                       statement for the same offering.[ ]

      If delivery of the prospectus is expected to be made pursuant to Rule
                    434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

  Title of each class of                                  Proposed Maximum Offering    Proposed Maximum Aggregate    Amount of
Securities to be Registered     Amount to be Registered     Price per Security (1)          Offering Price(1)      Registration Fee
---------------------------     -----------------------     ----------------------          -----------------      ----------------
Common Stock, $0.01 par value       1,059,477 shares                 $56.13                     $59,532,013             $17,543

Common Stock Issuable Upon
 Exercise of Warrants                 250,000 shares                 $60.00                     $15,000,000             $ 4,425
                                    ----------------                                            -----------             -------
Totals                              1,309,477 shares                                            $74,532,013             $21,968
                                    ================                                            ===========             =======

----------
(1) The price of $56.13 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market on February 6, 1998, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 11, 1998

                                1,309,477 SHARES

                           NETWORKS ASSOCIATES, INC.

                                  COMMON STOCK

                               -----------------

         This Prospectus relates to the public offering, which is not being underwritten, of 1,309,477 shares (the "Shares") of Common Stock, $0.01 par value (the "Common Stock") of Networks Associates, Inc. (the "Company"). The Shares are outstanding shares of Company Common Stock or shares of Common Stock issuable upon the conversion of Company warrants to acquire Common Stock that may be sold from time to time by or on behalf of certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, distribution or other non-sale related transfer (the "Selling Stockholders"). The Selling Stockholders acquired the Shares and such Company warrants in private transactions in which the Company acquired Schuijers Holding B.V., a Dutch corporation ("Schuijers"), FSA Combination Corp., a Delaware corporation ("FSA"), Kabushiki Kaisha Jade, a Japanese corporation ("Jade"), Helix Software Company, Inc., a Georgia corporation ("Helix"), and Pretty Good Privacy, Inc., a Delaware corporation ("PGP").

         The Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act").


         On February 6, 1998, the closing bid price of the Company's Common Stock on the Nasdaq National Market was $56.13 per share. The Common Stock is traded under the Nasdaq symbol "NETA."

                        -------------------------------

         The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                        -------------------------------

         SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR A DISCUSSION OF RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SECURITIES OFFERED HEREBY.

                        -------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        -------------------------------

                The date of this Prospectus is February 11, 1998

                                   TRADEMARKS

     This Prospectus contains trademarks of the Company, including
CyberCop, McAfee, McAfee Total Service Desk, McAfee Total Virus Defense, Net Tools, PGP, PGP Total Network Security, Sniffer and Sniffer Total Network Visibility. This Prospectus may contain trademarks of others.
                            ------------------------

                    MCAFEE ASSOCIATES/NETWORK GENERAL MERGER

     On December 1, 1997, McAfee Associates, Inc. ("McAfee") and Network General Corporation ("Network General") consummated a strategic business combination (the "Network General Merger") through the merger of a wholly-owned subsidiary of McAfee with and into Network General. The Network General Merger was accounted for as a pooling of interests. In connection with the Network General Merger, McAfee changed its name to "Networks Associates, Inc." and has since conducted business using the name "Network Associates, Inc.," marketing products using, among other names, Network Associates, McAfee and Network General.
------------------------

                             AVAILABLE INFORMATION

     The Company is, and Network General was prior to the Network General Merger, subject to the informational requirements of the Exchange Act, and in accordance therewith files or filed, as the case may be, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company and Network General can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Room 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549, at prescribed rates, or on the World Wide Web at http://www.sec.gov. Copies of other materials concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company (formerly McAfee Associates, Inc.) with the Commission (File No. 000-20558) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

1. The Company's Annual Report on Form 10-K for the year ended December 31,
   1996;

2. The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, June 30, and March 31, 1997;

3. The Company's Registration Statement on Form S-4 filed on October 31, 1997;

4. The Company's Current Reports on Form 8-K filed on February 10, 1998, December 11, 1997, December 1, 1997, November 24, 1997 and March 14, 1997; and

5. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed on August 21, 1992, including any amendments or reports filed for the purpose of updating such description.

     The following documents previously filed with the Commission by Network General (File No. 0-17431) pursuant to the Exchange Act are incorporated by reference in this Prospectus:

1. Network General's Annual Report on Form 10-K for the fiscal year ended March 31, 1997;

2. Network General's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997; and

3. Network General's Current Reports on Form 8-K filed on August 20, 1997 and October 21, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus.

     Upon written or oral request, the Company will provide without charge to each person to whom a copy of this Prospectus is delivered a copy of any of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted to Prabhat
K. Goyal, Secretary, at the principal executive offices of the Company in writing at Network Associates, Inc., 2805 Bowers Avenue, Santa Clara, California 95051 or by telephone at (408) 988-3832.
                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document or incorporated by reference herein are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.
                            ------------------------

                                  THE COMPANY

     The Company is a leading developer and provider of network security and management software products. The Company has historically derived a significant majority of its revenues from the licensing of its flagship McAfee anti-virus products and Sniffer network fault and performance management products. The Company is currently focusing its efforts on broadening its revenue base by providing network security and management solutions to enterprise customers, targeting in particular the Windows NT/Intel platform. In furtherance of this strategy, the Company recently organized its products into four product suites -- McAfee Total Virus Defense and PGP Total Network Security (together comprising "Net Tools Secure") and Sniffer Total Network Visibility and McAfee Total Service Desk (together comprising "Net Tools Manager"). These four product suites together form an integrated solution called "Net Tools".

     The following table depicts the Company's product suites:
--------------------------------------------------------------------------------
                                   NET TOOLS

--------------------------------------------------------------------------------------------------------

                  NET TOOLS SECURE                                   NET TOOLS MANAGER
--------------------------------------------------------------------------------------------------------

    McAfee Total Virus        PGP Total Network       Sniffer Total Network      McAfee Total Service
         Defense                   Security                 Visibility                   Desk

--------------------------------------------------------------------------------

     Net Tools Secure is designed to protect the enterprise from viruses, hackers, thefts, lost data and threats to data security at all points of entry. McAfee Total Virus Defense is a multi-tiered approach to virus protection covering the client, server and Internet gateway; and PGP Total Network Security combines security products with desktop encryption software and key management tools. Net Tools Manager is a network management and service desk solution designed to make computer networks more efficient and users more productive. Sniffer Total Network Visibility is a comprehensive set of products and services for network fault and performance management (also known as analysis and monitoring); and McAfee Total Service Desk is designed to integrate robust help desk applications with asset management software. The Company also provides product support, education and consulting services.

     Many of the Company's network security and management products, including its industry-leading network security products for anti-virus protection and Sniffer software-based fault and performance solutions for managing computer networks, are also available as stand-alone products or as part of smaller product suites. The Company is also a leader in electronic software distribution, which is the principal means by which it markets its products and one of the principal ways it distributes its software products to its customers. The Company generally utilizes a two-year subscription model for licensing its non-Sniffer products to corporate clients and is in the process of developing a two-year subscription model for licensing its Sniffer products as well.

     The Company is a Delaware corporation incorporated in August 1992. The Company's principal executive offices are located at 2805 Bowers Avenue, Santa Clara, California 95051. Its telephone number at that address is (408) 988-3832.

RECENT DEVELOPMENTS

     RECENT ACQUISITIONS

     On December 1, 1997, McAfee and Network General consummated the Network General Merger pursuant to which the Company issued an aggregate of 17.9 million shares of its Common Stock (0.4167 shares of McAfee common stock for each outstanding share of Network General common stock) in a transaction accounted for as a pooling of interests. The combined company also assumed all outstanding options to purchase Network General common stock. Network General designed, manufactured, marketed and supported software-based fault and performance solutions for managing computer networks.

     On December 1, 1997, the Company acquired Helix Software Company, Inc. ("Helix") through the merger of a wholly-owned subsidiary of the Company with and into Helix. The aggregate consideration payable in the acquisition was 550,000 shares of Company Common Stock in a transaction accounted for as a pooling of interests. Helix is a provider of system and performance enhancement software for personal computers.

     On December 9, 1997, the Company acquired Pretty Good Privacy, Inc. ("PGP") through the merger of a wholly-owned subsidiary of the Company with and into PGP. The aggregate consideration payable in the acquisition was approximately $35 million (payable in cash and the assumption of certain liabilities) and warrants to acquire approximately 250,000 shares of Company Common Stock. The PGP acquisition was accounted for under the purchase method of accounting. The Company also assumed all outstanding unvested options to acquire PGP common stock. PGP is a provider of applied cryptographic solutions for securing corporate digital assets and protecting individual privacy.

                                  RISK FACTORS

     This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document or incorporated by reference herein are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

     Variability of Quarterly Operating Results. The Company's results of operations have been subject to significant fluctuations, particularly on a quarterly basis, and the Company's future results of operations could fluctuate significantly from quarter to quarter and from year to year. Causes of such fluctuations may include the volume and timing of new orders and renewals, distributor inventory levels and return rates, Company inventory levels, the introduction of new products, product upgrades or updates by the Company or its competitors, changes in product mix, changes in product prices and pricing models, seasonality, trends in the computer industry, general economic conditions (such as the recent economic turbulence in Asia), extraordinary events such as acquisitions or litigation and the occurrence of unexpected events. The operating results of many software companies reflect seasonal trends, and the Company's business, financial condition and results of operations may be affected by such trends in the future. Such trends may include higher net revenue in the fourth quarter as many customers complete annual budgetary cycles, and lower net revenue in the summer months when many businesses experience lower sales, particularly in the European market.

     Although the Company has experienced significant growth in net revenue and net income (before acquisition and other related costs) in absolute terms, the Company's growth rate has slowed in recent periods. The Company has experienced increased price competition for its products and the Company expects competition to increase in the near-term, which may result in reduced average selling prices for the Company's products. Due to these and other factors (such as a maturing anti-virus market and an increasingly higher base from which to grow), the Company's historic revenue growth rate will be difficult to sustain or increase. To the extent these trends continue, the Company's results of operations could be materially adversely affected. Renewals have historically accounted for a significant portion of the Company's net revenue; however, there can be no assurance that the Company will be able to sustain historic renewal rates for its products in the future. Risks related to the Company's recent change in business strategies could also cause fluctuations in operating results and could make comparisons with historic operating results and balances difficult or not meaningful. See "-- Risks Related to Certain Business Strategies."

     The timing and amount of the Company's revenues are subject to a number of factors that make estimating operating results prior to the end of a quarter uncertain. The Company does not expect to maintain a significant level of backlog and, as a result, product revenues in any quarter will be dependent on contracts entered into or orders booked and shipped in that quarter. During 1997, the Company generally experienced a trend toward higher order receipts toward the end of the last month of a quarter, resulting in a higher percentage of revenue shipments during the last month of a quarter than in 1996, which makes predicting revenues more difficult. The timing of closing larger orders increases the risks of quarter-to-quarter fluctuation. To the extent that the Company is successful in licensing larger product suites under the Net Tools umbrella (particularly to large enterprise and national accounts), the size of its orders and the length of its sales cycle are likely to increase. If orders forecasted for a specific customer for a particular quarter are not realized or revenues are not otherwise recognized in that quarter, the Company's operating results for that quarter could be materially adversely affected. See
" -- Potentially Longer Sales and Implementation Cycles for Certain Products."

     The trading price of the Company's Common Stock has historically been subject to wide fluctuations, with factors such as earnings announcements and litigation developments contributing to this volatility. Failure to achieve periodic revenue, earnings and other operating and financial results as forecasted or anticipated by brokerage firms, industry analysts or investors could result in an immediate and adverse effect on the market price of the Company's Common Stock. The Company may not discover, or be able to confirm, revenue or earnings shortfalls until the end of a quarter, which could result in an immediate and adverse effect on the price of the Company's Common Stock.

     Risk of Inclusion of Network Management and Security Functionality in Hardware and Other Software. In the future, vendors of hardware and of operating system software or other software (such as firewall or electronic mail software) may continue to enhance their products or bundle separate products to include functionality that currently is provided primarily by network security and management software. Such enhancements may be achieved through the addition of functionality to operating system software or other software or the bundling of network security and management software with operating system software or other products. For example, Cisco Systems, Inc. ("Cisco") recently incorporated a firewall in certain of its hardware products and Microsoft Corporation ("Microsoft") introduced limited anti-virus functionality into its MS-DOS versions in 1993. The widespread inclusion of the functionality of the Company's products as standard features of computer hardware or of operating system software or other software could render the Company's products obsolete and unmarketable, particularly if the quality of such functionality were comparable to that of the Company's products. Furthermore, even if the network security and/or management functionality provided as standard features by hardware providers or operating systems or other software is more limited than that of the Company's products, there can be no assurance that a significant number of customers would not elect to accept such functionality in lieu of purchasing additional software. If the Company were unable to develop new network security and management products to further enhance operating systems or other software and to replace successfully any obsolete products, the Company's business, financial condition and results of operations would be materially adversely affected.

     Risks Associated with Recent Acquisitions. In addition to risks described under "-- Risks Associated with Acquisitions Generally," the Company faces significant risks associated with its recent combination with Network General and other recent acquisitions (including the acquisitions of PGP and Helix). There can be no assurance that the Company will realize the desired benefits of these transactions. In order to successfully integrate these companies, the Company must, among other things, continue to attract and retain key management and other personnel; integrate, both from an engineering and a sales and marketing perspective, the acquired products (including Network General's Sniffer and CyberCop products, PGP's encryption products and Helix's utilities products) into its suite of product offerings; integrate and develop a cohesive focused direct and indirect sales force for its product offerings; consolidate duplicate facilities; and develop name recognition for its new name. The diversion of the attention of management from the day-to-day operations of the Company, or difficulties encountered in the integration process, could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Need to Develop Enterprise and National Accounts Sales Force and Security Products Sales Force; Risks Related to Direct Sales Force" and "-- Use of Indirect Sales Channels; Need to Develop Indirect Sales Channel for Sniffer and PGP Security Products."

     During 1997, the Company incurred significant non-recurring charges associated with the Network General combination and the acquisitions of PGP and Helix. There can be no assurance that the Company will not incur additional material charges in subsequent quarters to reflect additional costs associated with these transactions and with respect to its name change and the marketing of its products under the "Network Associates" name.

     Risks Related to Certain Business Strategies. The Company has historically derived a significant majority of its revenues from the licensing of its flagship anti-virus products and Sniffer products. See "-- Dependence on Revenue from Flagship Anti-Virus and Sniffer Products." The Company is currently focusing its efforts on broadening its revenue base by providing network security and management solutions to enterprise customers, targeting in particular the Windows NT/Intel platform. In furtherance of this strategy, the Company recently organized its products into four product suites -- McAfee Total Virus Defense, PGP

Total Network Security, and Sniffer Total Network Visibility and McAfee Total Virus Defense. These four product suites together form an integrated solution called "Net Tools" which utilizes a new pricing model. There can be no assurance that potential customers will respond favorably to the modified pricing structure and the lack of a favorable response could materially adversely affect the Company's operating results. Although the Company will continue to offer perpetual licenses with annual support and maintenance contracts for its Sniffer products, it is currently developing a subscription licensing model for those products. In addition, in an effort to increase total Sniffer unit sales the Company intends to develop software only versions of its Sniffer products -- meaning that the Company would no longer sell the hardware components contained in the current Sniffer products. There can be no assurance that the Company can produce a software only Sniffer product on a timely basis or at all, that customers will not continue to require that the Company provide the associated hardware platform and components, that total unit licenses of Sniffer products will increase over previous levels or that customers will react favorably to the subscription pricing model for Sniffer products. To the extent that customers do license Sniffer products on a two-year subscription basis or license significant amounts of software only Sniffer products, the Company's operating results and financial condition would likely be affected. In the case of subscription licenses, the Company would, among other things, expect an increase in deferred revenues related to the service portion of the two-year Sniffer license that would be capitalized on the Company's balance sheet. In the initial year of the license, the corresponding revenue would be lower than if the license were perpetual. In the case of the software only Sniffer product, for any individual license, the Company would expect lower total revenues and a higher overall gross margin related to the transaction, as the Company would not be selling the corresponding hardware component. Currently, the hardware component has a lower gross margin than the total product gross margin.

     The Company has been acquiring (and is continuing to investigate the acquisition of) existing independent agents and distributors of its products in certain strategic markets or has been converting these independent agents into resellers who must purchase Company products from Company approved distributors. These actions may require, among other things, that the Company provide the technical support to customers that was previously provided by such agents and distributors. There can be no assurance that the Company can provide such support as effectively or on a timely basis or at all, that the Company will operate any acquired distributor or agent as successfully as the previous operators, that the acquisition of any distributor or agent or the conversion of any agent into a reseller will result in the desired increased foreign revenues or that the Company will be able to identify and retain suitable distributors in any market in which it converts an independent agent. See " -- Risks Associated with Acquisitions Generally" and " -- Risks Related to International Revenue and Activities."

     As part of the Net Tools concept, the Company is in the process of designing a centralized console from which the various component suites can be operated, administered and maintained utilizing a common look and feel. The Company faces significant engineering challenges related to these efforts. In addition, the Company faces significant engineering and other challenges related to the integration of its various security products (such as its recently acquired PGP encryption products and Network General CyberCop product) into a marketable suite of products and the development of a software only Sniffer product. Success of the Company's Net Tools suite strategy will also depend, in part, upon successful development and coordination of the Company's sales force; on successful development of a national accounts sales force and an effective indirect sales channel for the Company's Sniffer and PGP security products; and on the development and expansion of an effective professional services organization. See " -- Risks Associated with Recent Transactions," " -- Risks Associated with Acquisitions Generally," " -- Need to Develop Enterprise and National Accounts Sales Force and Security Products Sales Force; Risks Related to Direct Sales Force," " -- Use of Indirect Sales Channels; Need to Develop Indirect Sales Channel for Sniffer and PGP Security Products" and " -- Need to Expand and Develop An Effective Professional Services Organization."

     The foregoing factors, individually or in the aggregate, could materially adversely affect the Company's operating results and could make comparison of historic operating results and balances difficult or not meaningful.

     Risks Associated with Acquisitions Generally. The software industry has experienced and is expected to continue to experience a significant amount of consolidation. In addition, it is expected that the Company will grow internally and through strategic acquisitions in order, among other things, to expand the breadth and depth of its product suites and to build its professional services organization. The Company continually evaluates potential acquisitions of complementary businesses, products and technologies. In addition to the combination with Network General in December 1997, the Company has consummated a series of significant acquisitions since 1994, including the acquisitions of PGP and Helix in December 1997, Cinco Networks, Inc. in August 1997, 3DV Technology, Inc. in March 1997, FSA Corporation of Canada in August 1996, Vycor Corporation in February 1996, Saber Software Corporation, Inc. in August 1995 and ProTools, Inc. in January 1994. In addition, since 1995 the Company has acquired a number of its international distributors, including distributors in Australia, Brazil, Japan and The Netherlands and is currently investigating acquisitions of additional foreign distributors. Past acquisitions have consisted of, and future acquisitions will likely include, acquisitions of businesses, interests in businesses and assets of businesses. Any acquisition, depending on its size, could result in the use of a significant portion of the Company's available cash or, if such acquisition is made utilizing the Company's securities, could result in significant dilution to the Company's stockholders, and could result in the incurrence of significant acquisition related charges to earnings. Acquisitions by the Company may result in the incurrence or the assumption of liabilities, including liabilities that are unknown or not fully known at the time of acquisition, which could have a material adverse effect on the Company. Furthermore, there can be no assurance that any products acquired in connection with any such acquisition will gain acceptance in the Company's markets or that the Company will obtain the anticipated or desired benefits of such transactions.

     Achieving the anticipated benefits of an acquisition will depend, in part, upon whether the integration of the acquired business, products or technology is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. Moreover, successful acquisitions in the high technology industry may be more difficult to accomplish than in other industries. Combining a merged or acquired company requires, among other things, integration of product offerings and coordination of sales and marketing and research and development efforts. There can be no assurance that such an integration can be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations, the complexity of the technologies being integrated, and the necessity of integrating personnel with disparate business backgrounds and combining two different corporate cultures. The integration of operations following an acquisition requires the dedication of management resources that may distract attention from the day-to-day business, and may disrupt key research and development, marketing or sales efforts. The inability of management to successfully integrate any acquisition could have a material adverse effect on the business, operating results and financial condition of the Company. In addition, as commonly occurs, during the pre-acquisition and integration phases of technology company acquisitions, aggressive competitors may undertake initiatives to attract customers and to recruit key employees through various incentives.

     Rapid Technological Change; Risks Associated with Product Development. The network security and management market is highly fragmented and is characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. The Company's success depends upon its ability to offer a broad range of network security and management software products, to continue to enhance existing products, to develop and introduce in a timely manner new products that take advantage of technological advances, and to respond promptly to new customer requirements. While the Company believes that it offers one of the broadest product lines in the network management and security market, this market is continuing to evolve and customer requirements are continuing to change. As the market evolves and competitive pressures increase, the Company believes that it will need to further expand its product offerings. There can be no assurance that the Company will be successful in developing and marketing, on a timely basis, enhancements to its existing products or new products, or that such enhancements or new products will adequately address the changing needs of the marketplace.

     In addition, from time to time, the Company or its competitors may announce new products with new or additional capabilities or technologies. Such announcements of new products could have the potential to replace, or shorten the life cycles of, the Company's existing products and to cause customers to defer or cancel purchases of the Company's existing products.

     The Company has in the past experienced delays in software development, and there can be no assurance that the Company will not experience delays in connection with its current or future product development activities. Complex software products such as those offered by the Company may contain undetected errors or version compatibility issues, particularly when first introduced or when new versions are released, resulting in loss of or delay in market acceptance. For example, the Company experienced compatibility issues in connection with its recent NetShield upgrade, and the Company's anti-virus software products have in the past falsely detected viruses that did not actually exist. See " -- Risk of False Detection of Viruses." Delays and difficulties associated with new product introductions, performance or enhancements could have a material adverse effect on the Company's business, financial condition and results of operation.

     The Company's development efforts are impacted by the adoption or evolution of industry standards related to its products and the environments in which they operate. For example, no uniform industry standard has developed in the market for encryption security products. As industry standards are adopted or evolve, the Company may be required to modify existing products or develop and support new versions of existing products. In addition, to the extent that no industry standard develops, the Company's products and those of its competitors may be incompatible if they use competing standards, which could prevent or significantly delay overall development of the market for a particular product or products. The failure of the Company's products to comply, or delays in compliance, with existing or evolving industry standards could have a material adverse effect on the Company's business, financial condition and results of operation.

     The Company's long-term success will depend on its ability on a timely and cost-effective basis to develop upgrades and updates to its existing product offerings, to modify and enhance acquired products, and to introduce new products which meet the needs of current and potential customers. Future upgrades and updates may, among other things, include additional functionality, respond to user problems or address issues of compatibility with changing operating systems and environments. The Company believes that the ability to provide these upgrades and updates to users frequently and at a low cost is a key to success. For example, the proliferation of new and changing viruses makes it imperative to update anti-virus products frequently in order for the products to avoid obsolescence. Failure to release such upgrades and updates on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be successful in these efforts. In addition, future changes in Windows 95, Windows NT, NetWare or other popular operating systems may result in compatibility problems with the Company's products. Further, delays in the introduction of future versions of operating systems or lack of market acceptance of future versions of operating systems would result in a delay or a reduction in the demand for the Company's future products and product versions which are designed to operate with such future versions of operating systems. The Company's failure to introduce in a timely manner new products that are compatible with operating systems and environments preferred by desktop computer users would have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Revenue from Flagship Anti-Virus and Sniffer Products. In recent years, the Company has derived a substantial majority of its net revenue from its flagship McAfee anti-virus software products and Sniffer network fault and performance management products. These products are expected to continue to account for a significant portion of the Company's net revenue for the foreseeable future. Because of this concentration of revenue, a decline in demand for, or in the prices of, these anti-virus and network management products as a result of competition, technological change, a change in the Company's pricing model for such products, the inclusion of anti-virus or network management and analysis functionality in system hardware or operating system software or other software or otherwise, or a maturation in the respective markets for these products could have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Emergence of Network Management and Network Security
Markets. The markets for the Company's network management and network security products are evolving, and their growth depends upon broader market acceptance of network management and network security software, including help desk software. Although the number of LAN-attached personal computers ("PCs") has increased dramatically, the network management and network security markets continue to be emerging markets and there can be no assurance that such markets will continue to develop or that further market development will be rapid enough to benefit the Company significantly. In addition, there are a number of potential approaches to network management and network security, including the incorporation of management and security tools into network operating systems. Therefore, even if network management and network security tools gain broader market acceptance, there can be no assurance that the Company's products will be chosen by organizations which acquire network management and network security tools. Furthermore, to the extent that either the network management or network security market does continue to develop, the Company expects that competition will increase. See "-- Competition" and "-- Risk of Inclusion of Network Security and Management Functionality in Hardware and Other Software."

     Competition. The markets for the Company's products are intensely competitive and the Company expects competition to increase in the near-term. The Company believes that the principal competitive factors affecting the markets for its products include performance, functionality, quality, customer support, breadth of product line, frequency of upgrades and updates, integration of products, manageability of products, brand name recognition, company reputation and price. Certain of the criteria upon which the performance and quality of the Company's anti-virus software products compete include the number and types of viruses detected, the speed at which the products run and ease of use. Certain of the Company's competitors have been in the network management market longer than the Company, and other competitors, such as Symantec Corporation ("Symantec"), Intel Corporation ("Intel"), Seagate Technology Inc. ("Seagate") and Hewlett-Packard Company ("HP"), are larger and have greater name recognition than the Company. The Company will also need to develop name recognition for its new name, "Network Associates." In addition, certain larger competitors such as Intel, Microsoft and Novell Inc. ("Novell") have established relationships with hardware vendors related to their other product lines. These relationships may provide them with a competitive advantage in penetrating the OEM market with their network security and management products. As is the case in many segments of the software industry, the Company has been encountering, and expects to further encounter, increasing competition. This increased competition could reduce average selling prices and, therefore, profit margins. Competitive pressures could result not only in sustained price reductions but also in a decline in sales volume, which events would materially adversely affect the Company's business, financial condition and results of operations. In addition, competitive pressures may make it difficult for the Company to maintain or exceed its growth rate.

     Although there is a trend toward consolidation in the network security and management market, the market is currently highly fragmented with products offered by many vendors. The Company's principal competitor is the Peter Norton Group of Symantec in the network security market and Intel's LanDesk in the network management market. The Company's other competitors include Computer Associates/Cheyenne Software, IBM, Seagate, the Dr. Solomon Group and Trend Micro, Inc., as well as numerous smaller companies and shareware authors that may in the future develop into stronger competitors or be consolidated into larger competitors. In the encryption portion of the security market, the Company's principal competitors are Security Dynamics Technologies, Inc., Cylink Corporation, Entrust Technologies and VeriSign, Inc. The Company's principal competitors in the help desk market are Remedy Corporation, Software Artistry (recently acquired by Tivoli Systems/IBM) and Magic Solutions, Inc. The Company's principal competitor in the software-based network fault and performance management market is HP, with other competitors including Azure Technologies Incorporated, Concord Communications, DeskTalk Systems, Kaspia Systems, Shomiti Systems, Inc. and Wandel & Goltermann, Inc. The Company also faces competition in the security market from Cisco, Security Dynamics Technologies, Inc., Checkpoint Software and other vendors in the encryption/firewall market. In addition, the Company faces competition from large and established software companies such as Microsoft, Intel, Novell and HP which offer network management products as enhancements to their network operating systems. As the network management market develops, the Company may face increased competition from these large companies, as well as other companies seeking to enter the market. The trend toward enterprise-wide network management and security solutions may result in a consolidation of the network management and security market around a smaller number of vendors who are able to provide the necessary software and support capabilities. In addition, to the extent that the Company is successful in developing its Net Tools suite of products designed around a centralized management and administration console for the Windows NT platform, the Company will likely compete with large computer systems management companies such as Tivoli Systems (TME) and Computer Associates (Unicenter). There can be no assurance that the Company will continue to compete effectively against existing and potential competitors, many of whom have substantially greater financial, technical, marketing and support resources and name recognition than the Company. In addition, there can be no assurance that software vendors who currently use traditional distribution methods will not in the future decide to compete more directly with the Company by utilizing electronic software distribution.

     The competitive environment for anti-virus software internationally is similar to that in North America, although local competitors in specific foreign markets present stronger competition and shareware authors control a more significant portion of the European market. The international market for network management software has developed more slowly than the North American market, although larger competitors such as Intel and Symantec have begun to penetrate European markets. Asian markets have lagged significantly behind North America and Europe in their adoption of networking technology. There can be no assurance that the Company will be able to compete successfully in international markets.

     Need to Develop Enterprise and National Accounts Sales Force and Security Products Sales Force; Risks Related to Direct Sales Force. In connection with its recent acquisitions and as part of its evolving strategy of offering product suites under the Net Tools umbrella, the Company has recently reorganized its direct sales force into three tiers. The first tier focuses on the sale of the full product suite under the Net Tools umbrella to enterprise and national account customers. The second tier consists of four separate sales groups focused on the sale of the individual product suites (i.e., McAfee Total Virus Defense; PGP Total Network Security; Sniffer Total Network Visibility; or McAfee Total Service Desk) to the departmental level. The third tier consists of four separate outbound corporate telesales forces who actively market the Company's individual product suites to customers with less than 1,000 nodes. The Company historically has not had a large enterprise or national accounts sales force and only recently developed a direct sales group focused on these larger accounts. In addition, the Company has not historically had a separate sales force focused on the sale of its suite of security products (many of which were only recently acquired and are currently being engineered into a common suite). To succeed in the direct sales channel for the enterprise and national accounts market and for the sale of the separate security product suite, the Company will be required to build a significant direct sales organization and will be required to attract and retain qualified personnel, which personnel will require training about, and knowledge of, product attributes for the Company's suite of products. There can be no assurance that the Company will be successful in building the necessary sales organization or in attracting, retaining or training these individuals. Historically, the Company has sold its products at the departmental level. To succeed in the enterprise and national accounts market will require, among other things, establishing relationships and contacts with senior technology officers at these accounts. There can be no assurance that the Company or its sales force will be successful in these efforts.

     The Company's sales organization structure may result in multiple customer contacts by different Company sales representatives (particularly in circumstances where the customer has multiple facilities and offices), a lack of coordination between the Company's various sales organizations and a lack of focus by the individual sales representatives on their designated customers or products. The occurrence of these events could lead to customer confusion, disputes in the sales force and lost revenue opportunities which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, while the development of a direct sales channel reduces the Company's dependence on resellers and distributors, it may lead to conflicts for the same customers and further customer confusion, pressure by current and prospective customers for price reductions on products and, consequently, in reductions in the Company's gross margin and operating profit.

     Use of Indirect Sales Channels; Need to Develop Indirect Sales Channel for Sniffer and PGP Security Products. The Company markets a significant portion of its products to end-users through distributors, resellers and VARs. The Company's distributors sell other products that are complementary to, or compete with, those of the Company. While the Company encourages its distributors to focus on its products through market and support programs, there can be no assurance that these distributors will not give greater priority to products of other suppliers, including competitors.

     The Company does not have an extensive indirect sales channel for its Network Sniffer products or its PGP security products. To succeed in the indirect sales channel, the Company will be required to build a more extensive network of distributors, resellers and VARs who will support and market these products. These indirect channel participants will require significant training about, and knowledge of, product attributes for these products and the related product suites. There can be no assurance that the Company can successfully establish such an indirect channel on a timely basis or at all or that such a channel, once established, can be maintained.

     The Company's agreements with its distributors provide for a right of return. This right of return may be triggered by a number of events, including returns to distributors by end users, inaccurate estimates of end user demand by distributors, increased purchases by distributors in response to sales incentives or transitions to new products or versions of products. As a result of this right of return, revenue recognized by the Company upon sales to distributors is subject to a reserve for returns. Returns could exceed reserves as a result of distributors holding excessive Company product inventory. There can be no assurance that current or future reserves established by the Company will be adequate.

     Need to Expand and Develop An Effective Professional Services Organization; Risks Related to Third-Party Professional Services. As the Company's products and computer networks become more complex, customers will increasingly require greater professional assistance in the design, installation, configuration and implementation of their networks and acquired products. To date, the Company has relied on its limited professional services capabilities and increasingly on outside professional service providers (including its distributors, resellers and system integrators). There can be no assurance that third party service providers can or will continue to be willing to provide adequate levels (both in terms of time and quality) of professional services. Moreover, reliance on these third parties reduces the Company's control over the provision of support services for its products and places a greater burden on these third parties, which, in turn, could delay the Company's recognition of product revenue, could harm the Company's relationships or reputation with such third parties or the end users of its products and could result in decreased future sales of, or prices for, its products.

     To more effectively service its customer's evolving needs, the Company intends to significantly expand and develop its worldwide professional service organization. There can be no assurance that the Company will be successful in its efforts to expand and develop an effective professional services organization. This will require that the Company hire and train additional service professional who must be continually trained and educated to ensure that they possess sufficient technical skills and product knowledge. In particular, the market for qualified professionals is intensely competitive, making hiring and retention difficult. The Company expects significant competition in this market from existing providers of professional services and future entrants. The Company must also properly price its services to attract customers, while maintaining sufficient margins for its services. The Company expects that it will have lower profit margins on its service revenues. The failure to develop an effective professional services organization could have a material adverse effect on the Company's business, financial condition and results of operations.

     Reliance on Microsoft Technology. Although the Company intends to support other operating systems, the Company's mission is to be the leading supplier of network security and management products for Windows NT/Intel based networks. Sales of the Company's products would be materially and adversely affected by market developments which are adverse to the Windows operating environments, including the failure of users and application developers to accept Windows NT. In addition, the Company's ability to develop products using the Windows operating environments is substantially dependent on its ability to gain timely access to, and to develop expertise in, current and future developments by Microsoft, of which there can be no assurance.

     Risks Associated with Failure to Manage Growth. The Company's growth internally and through its numerous acquisitions has placed, and any further expansion would continue to place, a significant strain on its limited personnel, management and other resources. In the future, the Company's ability to manage any growth, particularly with the anticipated expansion of the Company's international business and growth in indirect channel business, will require it to attract, train, motivate and manage new employees successfully, to effectively integrate new employees into its operations and to continue to improve its operational, financial, management and information systems and controls. The failure to effectively manage any further growth could have a material adverse effect on the Company's business, financial condition and results of operations.

     Proprietary Technology and Rights. The Company's success is heavily dependent upon proprietary software technology. The Company relies on a combination of contractual rights, trademarks, trade secrets and copyrights to establish and protect proprietary rights in its software. There can be no assurance these protections will be adequate or that competitors will not independently develop technologies or products that are substantially equivalent or superior to the Company's products.

     The Company recently changed its legal name to "Networks Associates, Inc." and has recently begun conducting business as "Network Associates." The Company believes that there are a number of other companies with similar names and, although the Company has not been served in any suit, three companies (including Network Associates Corporation in California and Network Associates, Inc. in Oregon) have made claims (including various trademark claims) or demands with respect to the Company's use of the name Network Associates. There can be no assurance that the Company will be able to enforce rights in that name, that it will be free to use the name in all jurisdictions, that there will be no additional challenges to the use of that name or that it will not be required to expend significant resources in securing the use of that name.

     The Company does not typically obtain signed license agreements from its corporate, government and institutional customers who license products directly from it. The Company includes an electronic version of a "shrink-wrap" license in all of its electronically distributed software and a printed license in the box for its products distributed through traditional distribution channels in order to protect its copyrights and trade secrets in those products. Since none of these licenses are signed by the licensee, many authorities believe that such licenses may not be enforceable under the laws of many states and foreign jurisdictions. In addition, the laws of some foreign countries either do not protect proprietary rights or offer only limited protection for those rights. There can be no assurance that the steps taken by the Company to protect its proprietary software technology will be adequate to deter misappropriation of this technology. For example, the Company is aware that a substantial number of users of its anti-virus products have not paid any registration or license fees to the Company. Changing legal interpretations of liability for unauthorized use of the Company's software, or lessened sensitivity by corporate, government or institutional users to avoiding copyright infringement, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's principal assets are its intellectual property, and the Company competes in an increasingly competitive market. There has been substantial litigation regarding intellectual property rights of technology companies. The Company has in the past been, and currently is, subject to litigation related to its intellectual property (including a pending unfair trade practice case and a patent infringement case involving Symantec and Trend Micro Inc., respectively). There can be no assurance that there will be no developments arising out of such pending litigation or any other litigation to which the Company is or may become party which could have a material adverse effect on the Company's business, financial condition and results of operation.

     In addition, as the Company may acquire a portion of software included in its products from third parties, its exposure to infringement actions may increase because it must rely upon such third parties as to the origin and ownership of any software being acquired. Similarly, exposure to infringement claims exists and will increase to the extent that the Company employs or hires additional software engineers previously employed by competitors, notwithstanding measures taken by them to prevent usage by such software engineers of intellectual property used or developed by them while employed by a competitor. In the future, litigation may be necessary to enforce and protect trade secrets and other intellectual property rights owned by the Company. The Company may also be subject to litigation to defend it against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and cause diversion of management's attention, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available on reasonable terms, or at all.

     Litigation. The Company's principal assets are its intellectual property, and the Company competes in an increasingly competitive market. There has been substantial litigation regarding intellectual property rights of technology companies. The Company has in the past been, and currently is, subject to litigation related to its intellectual property. There can be no assurance that there will be no developments arising out of such pending litigation or any other litigation to which the Company is or may become party which could have a material adverse effect on the Company's business, financial condition and results of operation.

     On April 24, 1997, the Company was served by Symantec with a suit filed in the United States District Court, Northern District of California, San Jose Division, alleging copyright infringement and unfair competition by the Company. Symantec alleges that the Company's computer software program called "PC Medic" copied portions of Symantec's computer software program entitled "CrashGuard." Symantec's complaint sought injunctive relief and unspecified money damages. On July 20, 1997, Symantec sought leave to amend its complaint to include additional allegations of copyright infringement and trade secret misappropriation pertaining to the Company's "VirusScan" product. Symantec sought injunctive relief and unspecified money damages. On October 6, 1997, the Court issued an order granting Symantec's motion to amend its complaint and enjoining the Company from shipping any product containing either an approximately 30-line routine found in Crash Guard or an approximately 100-line routine found in a Symantec DLL. The Court's order expressly stated that "the court is not enjoining the sale or distribution of [McAfee's] current product." On December 19, 1997, the Court denied Symantec's motion to enjoin sale or distribution of the Company's current PC Medic product. Trial is set for September 1998.

     On May 13, 1997, Trend Micro Inc. ("Trend") filed suit in United States District Court for the Northern District of California against both the Company and Symantec. Trend alleges that the Company's "WebShield" and "GroupShield" products infringe a Trend patent which issued on April 22, 1997. Trend's complaint seeks injunctive relief and unspecified money damages. On June 6, 1997, the Company filed its answer denying any infringement. The Company also filed a counterclaim against Trend alleging unfair competition, false advertising, trade libel, and interference with prospective economic advantage. On September 19, 1997, Symantec filed a motion to sever Trend's action against the Company from its action against Symantec. The Company did not oppose Symantec's motion to sever, other than to recommend a joint hearing on patent claim interpretation. On December 19, 1997, the Court granted Symantec's motion to sever and adopted the Company's recommendation regarding a joint hearing on patent claim interpretation. As a result of the Court's decision, Trend's actions against the Company and Symantec will proceed separately. The exact terms of the severance order have not yet been approved by the Court, and the Court has yet to reset key dates for discovery and trial in the two cases. The Company anticipates that the Court will shortly reset the date for the joint patent claim interpretation hearing for late June or July, 1998. Thirty days after the joint patent claim interpretation hearing, the Court has indicated it will set further dates for discovery and trial.

     On May 6, 1997, RSA Data Security, Inc. ("RSA") filed a lawsuit against PGP, a wholly owned subsidiary of the Company since December 9, 1997, in San Mateo County Superior Court. RSA seeks a declaration from the court that certain paragraphs of a license agreement between PGP and Public Key Partners (the "License Agreement") have been terminated and certain other paragraphs have survived RSA's purported termination of the License Agreement. RSA, which purports to act on behalf of Public Key Partners, also seeks an accounting of PGP's sales of products subject to the License Agreement. PGP denies that RSA has the authority to act on behalf of Public Key Partners, and denies that the License Agreement has been breached or terminated in whole or in part. On May 22, 1997, PGP filed a motion to compel arbitration of the action pursuant to an arbitration clause in the License Agreement. PGP's motion was granted on October 9, 1997. The Court stayed the state court proceedings and ordered the action to arbitration. The arbitration proceedings are in the preliminary stages.

     On October 14, 1997, RSA filed a patent infringement lawsuit against PGP in the United States District Court for the Northern District of California. RSA alleges PGP has infringed one of the patents which was licensed to PGP under the License Agreement. On November 4, 1997, PGP moved to stay the federal action, or, in the alternative, compel it to arbitration. On December 23, 1997, RSA filed a motion to amend its complaint to include the Company as defendant. PGP's motion to stay and RSA's motion to amend its complaint are scheduled to be heard by the federal court in February 1998.

     On September 15, 1997, the Company was named as a defendant in a patent infringement action filed by Hilgraeve Corporation ("Hilgraeve") in the United States District Court, Eastern District of Michigan. Hilgraeve alleges that the Company's VivusScan product infringes a Hilgraeve patent which was issued on June 7, 1994. Hilgraeve's action seeks injunctive relief and unspecified money damages. The case is in discovery.

     Although the Company has not been served in any suit, three companies (including Network Associates Corporation in California and Network Associates, Inc. in Oregon) have made claims (including various trademark claims) or demands with respect to the Company's use of the name Network Associates.

     Although the Company intends to defend itself vigorously against the claims asserted against it in the foregoing actions or matters, there can be no assurance that such pending litigation will not have a material adverse effect on the Company's business, financial condition or operating results. The litigation process is subject to inherent uncertainties and no assurance can be given that the Company will prevail in any such matters, or will be able to obtain licenses, on commercially reasonable terms, or at all, under any patents or other intellectual property rights that may be held valid or infringed by the Company or its products. Uncertainties inherent in the litigation process involve, among other things, the complexity of the technologies involved, potentially adverse changes in the law and discovery of facts unfavorable to the Company.

     Risks Related to International Revenue and Activities. In 1997, 1996 and 1995, net revenue from international licenses represented approximately 28%, 24% and 25%, respectively, of the Company's net revenue. Historically, the Company has relied primarily upon independent agents and distributors to market its products internationally. The Company expects that international revenues will continue to account for a significant percentage of net revenue. The Company also expects that a significant portion of such international revenue will be denominated in local currencies. To reduce the impact of foreign currency fluctuations, the Company uses non-leveraged forward currency contracts. However, there can be no assurance that the Company's future results of operations will not be adversely affected by such fluctuations or by costs associated with currency risk management strategies. Other risks inherent in international revenue generally include the impact of longer payment cycles, greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, seasonality due to the slowdown in European business activity during the third quarter, tariffs and other trade barriers, uncertainties relative to regional economic circumstance (such as the current economic turbulence in Asia), political instability in emerging markets and difficulties in staffing and managing foreign operations. There can be no assurance that these factors will not have a material adverse effect on the Company's future international license revenue. Further, in countries with a high incidence of software piracy, the Company may experience a higher rate of piracy of its products.

     There are a number of additional risks related to the export of the Company's PGP security products. See "-- Risks Relating to Cryptography Technology."

     In addition, a portion of the Company's international revenue is expected to continue to be generated through independent agents. Since these agents will not be employees of the Company and will not be required to offer the Company's products exclusively, there can be no assurance that they will continue to market the Company's products. Also, the Company is likely to have limited control over its agents, limited access to the names of the customers to whom the agents sell its products and limited knowledge of the information provided by, or representations made by, these agents to its customers.

     Risk of Sabotage. Given the Company's high profile in the anti-virus software market, the Company has been a target of computer "hackers" who have created viruses to sabotage its products. While to date these viruses have been discovered quickly and their dissemination has been limited, there can be no assurance that similar viruses will not be created in the future, that they will not cause damage to users' computer systems and that demand for the Company's software products will not suffer as a result. In addition, since the Company does not control diskette duplication by distributors or its independent agents, there can be no assurance that diskettes containing the Company's software will not be infected.

     Risk of False Detection of Viruses. The Company's anti-virus software products have in the past and may at times in the future falsely detect viruses that do not actually exist. Such "false alarms," while typical in the industry, may impair the perceived reliability of the Company's products and may therefore adversely impact market acceptance of the Company's products. In addition, the Company has in the past been subject to litigation claiming damages related to a false alarm, and there can be no assurance that similar claims will not be made in the future.

     Effect of Certain Provisions; Anti-Takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. The board of directors of the Company has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by its stockholders. The rights of the holders of Company Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. Further, certain provisions of Delaware law and the Company's Certificate of Incorporation and Bylaws, such as a classified board, could delay or make more difficult a merger, tender offer or proxy contest involving the Company. While such provisions are intended to enable the Company's Board to maximize stockholder value, they may have the effect of discouraging takeovers which could be the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of the Company's Common Stock.

     Risks Relating to Cryptography Technology. Certain of the Company's PGP network security products, technology and associated assistance are subject to export restrictions administered by the U.S. Department of State and the U.S. Department of Commerce, which permit the export of encryption products only with the required level of export license. In addition, these U.S. export laws prohibit the export of encryption products to a number of countries deemed hostile by the U.S. government. U.S. export regulations regarding the export of encryption technology require either a transactional export license or the granting of Department of

Commerce Commodity jurisdiction. As result of this regulatory regime, foreign competitors facing less stringent controls on their products may be able to compete more effectively than the Company in the global market. While the Company has obtained approval from the Department of Commerce to export to certain end users, there can be no assurance that the U.S. government will approve pending or future export license requests. Further, there can be no assurance that the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, will not be revised from time to time. Failure to obtain the required licenses or the costs of compliance could have a material adverse effect on the Company's international revenues.

     The Company's PGP network security products are dependent on the use of public key cryptography technology, which depends in part on the application of certain mathematical principles known as "factoring." The security afforded by public key cryptography technology is predicated on the assumption that the factoring of the composite of large prime numbers is difficult. Should an easy factoring method be developed, then the security afforded by encryption products utilizing public key cryptography technology would be reduced or eliminated. Furthermore, any significant advance in techniques for attacking cryptographic systems could also render some or all of the Company's existing products and services obsolete or unmarketable. There can be no assurance that such developments will not occur. Moreover, even if no breakthroughs in factoring or other methods of attacking cryptographic systems are made, factoring problems can theoretically be solved by computer systems significantly faster and more powerful than those presently available. If such improved techniques for attacking cryptographic systems are ever developed, it could have a material adverse effect on the Company's business, operating results and financial condition.

     Product Liability. The Company's anti-virus and network management software products are used to protect and manage computer systems and networks that may be critical to organizations and, as a result, the sale and support of these products by the Company may entail the risk of product liability and related claims. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in these license agreements may not be effective under the laws of certain jurisdictions, particularly in circumstances involving unsigned licenses. A product liability claim brought against the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence upon Key Personnel. The success of the Company will depend to a significant extent upon a number of key technical and management employees. While employees are required to sign standard agreements concerning confidentiality and ownership of inventions, Company employees are generally not otherwise subject to employment agreements or to noncompetition covenants. The loss of the services of any key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain life insurance policies on its key employees. The ability of the Company to achieve its revenue and operating performance objectives will depend in large part on its ability to attract and retain technically qualified and highly skilled sales, consulting, technical, marketing and management personnel. Competition for such personnel is intense and is expected to remain so for the foreseeable future. There can be no assurance the Company will be successful in retaining its existing key personnel and in attracting and retaining the personnel it requires, and failure of the Company to retain and grow its key employee population could adversely affect the Company's business and operating results. Further, additions of new and departures of existing personnel, particularly in key positions, can be disruptive and can result in departures of existing personnel, which could have a material adverse effect upon the Company's business, operating results and financial condition.

     Customer Purchase Decisions; Potentially Longer Sales and Implementation Cycles for Certain Products Suites. The products offered by the Company may be considered to be capital purchases by certain customers or prospective customers. Capital purchases are often considered discretionary and, therefore, are canceled or delayed if the customer experiences a downturn in its business or prospects or as a result of economic conditions in general. Any such cancellation or delay could adversely affect the Company's results of operations. In addition, as the Company proceeds with its strategy of selling product suites under the Net Tools umbrella (particularly to larger enterprise and national accounts), its sales cycle is likely to lengthen.

Such sales may involve a lengthy education process and a significant technical evaluation and commitment of capital and other resources and may be subject to the risk of delays associated with customers' internal budget and other procedures for approving large capital expenditures, deploying new technologies within their networks and testing and accepting new technologies that affect key operations. Because of the potentially lengthy sales cycle and the potentially large size of such orders, if orders forecasted for a specific customer for a particular quarter are not realized or revenues are not otherwise recognized in that quarter, the Company's operating results for that quarter could be materially adversely affected. See "-- Variability of Quarterly Operating Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. Although the Company believes that its products and systems are Year 2000 compliant, the Company utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, operating results and financial condition. The business, operating results and financial condition of the Company's customers could be adversely affected to the extent that they utilize third-party software products which are not Year 2000 compliant. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products and services such as those offered by the Company, which could have a material adverse effect on the Company's business, operating results and financial condition.

     Supplier Dependence; Third Party Manufacturing. Certain of the Company's products contain critical components supplied by a single or a limited number of third parties. The Company has been required to purchase and inventory certain of the computer platforms around which it designs its network fault and performance management products to ensure an available supply of the product for its customers. Any significant shortage of these platforms or other components or the failure of the third party supplier to maintain or enhance these products could lead to cancellations of customer orders or delays in placement of orders which could materially adversely affect the Company's results of operations. If the Company's purchase of such components or platforms exceeds demand, the Company could incur losses or other charges in disposing of excess inventory, which could also materially adversely affect the Company's results of operations.

     The Company's manufacturing operations consist primarily of final assembly, testing and quality control of materials, components, subassemblies and systems for its Sniffer based products. The Company intends to outsource these manufacturing operations in 1998. There can be no assurance that the Company will be able to qualify and secure on commercially acceptable terms satisfactory third party manufacturers on a timely basis or at all. In addition, reliance on third party manufacturers will involve a number of risks, including the lack of direct control over the manufacturing process, the absence or unavailability of adequate capacity and reduced control over delivery schedules, quality control and costs. In the event that, once initially secured, the Company's third party manufacturers are unable or unwilling to continue to manufacture the Sniffer based products in required volumes, on a cost effective basis, in a timely manner or at all, the Company will have to secure additional manufacturing capacity. Even if such additional capacity is available at commercially acceptable terms, the qualification process could be lengthy and could create delay in product shipments.

     Possible Price Volatility of Common Stock. The trading price of the Company's Common Stock has historically been, and is expected to be, subject to wide fluctuations. The market price of the Company Common Stock may be significantly impacted by quarterly variations in financial performance, shortfalls in revenue or earnings from levels forecast by securities analysts, changes in estimates by such analysts, market conditions in the computer software or hardware industries, product introductions by the Company or its competitors, announcements of extraordinary events such as acquisitions or litigation or general economic conditions. Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the market in which the Company does business or relating to the Company specifically could result in an immediate and adverse effect on the market price of the Common Stock. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many high technology and emerging growth companies, often unrelated to the operating performance of the specific companies. There can be no assurance that the market price of the Common Stock will not decline below the levels prevailing at the time of this offering. Securities class action lawsuits are often brought against companies following periods of volatility in the market price of their securities. Any such litigation against the Company could result in substantial costs and a diversion of resources and management attention.

                              SELLING STOCKHOLDERS

         The following table lists the Selling Stockholders, the number of shares of the Company's Common Stock which each owned or had the right to acquire as of February 11, 1998. Because the Selling Stockholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Stockholders after completion of this offering. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

         The Shares being offered by the Selling Stockholders were acquired from the Company in connection with the Company's acquisition of (i) all of the outstanding stock of Helix (the "Helix Acquisition"), (ii) all the issued and outstanding stock of PGP (the "PGP Acquisition"), (iii) all the outstanding stock of Jade (the "Jade Acquisition"), (iv) a controlling interest in FSA (the "FSA Acquisition") or (v) all the outstanding stock of Schuijers (the "Schuijers Acquisition"). The Helix Acquisition was accomplished pursuant to the terms of an Agreement and Plan of Reorganization, dated December 1, 1997, whereby all issued and outstanding shares of Helix were exchanged for an aggregate of 550,000 shares of the Company's Common Stock. The PGP Acquisition was accomplished pursuant to the terms of an Agreement and Plan of Reorganization, dated as of December 1, 1997, among the Company, PGP and PG Acquisition Corp., a wholly owned subsidiary of the Company whereby the Company paid approximately $36 million in cash and assumed liabilities and issued certain warrants to acquire approximately 250,000 shares of the Company's Common Stock to the former holders of PGP Series B Preferred Stock. The Jade Acquisition was accomplished pursuant to the terms of a Stock Exchange Agreement dated January 13, 1997, whereby all the issued and outstanding shares of stock of Jade were exchanged for an aggregate of 336,071 shares of the Company's Common Stock. The FSA Acquisition was accomplished pursuant to the terms of a Combination Agreement, dated August 16, 1996, whereby the Company issued an aggregate of 375,065 shares of its Common Stock in exchange for Class F Exchangeable Shares of FSA (the "Exchangeable Shares") issued to the former shareholder of FSA. The Schuijers Acquisition was accomplished pursuant to the terms of a Stock Exchange Agreement dated February 28, 1997 whereby the Company issued 63,721 shares of its Common Stock in exchange for all issued and outstanding shares of Schuijers.

         The Company has filed with the Commission, under the Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions. The Company has agreed to use reasonable efforts to keep such Registration Statement effective for 365 days from the date of effectiveness of the Registration Statement on Form S-3, of which this Prospectus forms a part, subject to certain restrictions, or, if earlier, until the distribution contemplated in this Prospectus has been completed.

         The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:


                                    NUMBER OF SHARES OF
                                         COMMON STOCK
                                   BENEFICIALLY OWNED PRIOR     PERCENTAGE OF
NAME OF SELLING STOCKHOLDER            TO THE OFFERING        OUTSTANDING SHARES
--------------------------------------------------------------------------------
N.A.M. Huijbregts                                  21,028            *
Drs P.A.G. Peters                                  21,028            *
Amitges Beheer B.V                                 21,665            *
Seiji Murakami                                     65,870            *
Sange Murakami                                     40,328            *
Atsuhiro Murakami                                   9,410            *
Kanako Murakami                                     9,410            *
Daniel Freedman                                   325,062            *
Michael L. Spilo                                  326,408            *
Jeremy J. Biggs                                     2,837            *
John T. Dunne                                       4,254            *
Janet M. Spitzer                                   11,348            *
Daniel A. Fabrizio                                 17,022            *
Jonathan A. Daub                                   11,348            *
Tami Spilo                                         39,718            *
Daniel Spilo                                       19,859            *
Frances E. Refol                                    7,943            *
Estate of James Pancamo                            11,914            *
Attachmate Corp.                                   98,059            *
Gerard Klauer Mattison & Co., Inc.                  5,000(1)         *
Cornerstone Properties I, LLC                      62,955(1)         *
Robert Carroll, M.D                                 8,705(1)         *
Troy S. Potter                                      3,731(1)         *
James B. Howard                                     6,218(1)         *
Mark Zwecker                                        2,488(1)         *
Robert W. White, II                                   249(1)         *
Ozawa Family Trust                                  3,109(1)         *
David Heller and Etta Heller                        3,109(1)         *
RPM Asset Management                                7,462(1)         *
PGP Partners                                        5,223(1)         *
James N. Oliphant                                   1,866(1)         *
Michael Nichols                                     1,244(1)         *
Robert M. Murphy                                    3,731(1)         *
Patrick E. Murphy                                   2,488(1)         *
Thomas A. Burg                                        622(1)         *
William A. Benton                                   3,731(1)         *
Jeffrey W. Benton                                   2,488(1)         *
Frederick F. Tramutola, Jr                            622(1)         *
Stephen J. Lewis and Lori D. Sutherland JTWROS      1,244(1)         *
Timothy Sommerfield                                 1,244(1)         *



Calco Partners, Ltd.                                          1,244(1)       *
Robert C. Fitzwilson Trust                                    3,109(1)       *
Susan Jackson Trust                                           3,109(1)       *
Holt Hickman                                                  2,488(1)       *
James E. Askew                                                  622(1)       *
Paul David Rohrbaugh and Jennifer Sullivan                      498(1)       *
Johnny G. Bills                                                 622(1)       *
Earl V. Swift                                                   622(1)       *
Carlos Green and Jo Ann Green                                   622(1)       *
George Kostohryz and Brenda Bostohryz                           622(1)       *
Richard W. Ehlers Trustee of Endodontic Association           1,244(1)       *
Richard W. Ehlers and Jean W. Ehlers Trustees of Waldo        1,244(1)       *
Solimar Company                                               6,218(1)       *
Richard Parrillo                                              2,488(1)       *
Richard S. Lipson and Francine R. Gursky Lipson                 747(1)       *
William N. Melton                                            24,872(1)       *
W A & H Investment, LLC                                       6,218(1)       *
Matt Kohn                                                     1,244(1)       *
John F. Morgan                                                3,731(1)       *
Charles Ying                                                  3,109(1)       *
Richard Ying                                                  3,109(1)       *
Frank M. Bishop                                               1,866(1)       *
Willis M. Everett, III                                          622(1)       *
John J. Monahan                                               1,244(1)       *
Chattahoochee Leasing Corporation                             2,488(1)       *
Julio C. Beaton, Jr                                           1,244(1)       *
James A. Slazas                                                 871(1)       *
James A. Slazas and Mary Ann Slazas                             374(1)       *
AOSA Ventures Limited Partnership                             3,109(1)       *
William J. Steding                                            9,949(1)       *
Paul T. Leonard, Jr                                           2,488(1)       *
Thomas L. Ward                                                1,393(1)       *
John C. Dunning                                               2,488(1)       *
Neal M. Allen                                                 2,488(1)       *
Leonard E. Oliver                                             1,244(1)       *
Melville Marx                                                 2,488(1)       *
The Martin C. and Edis Robinson Revocable Trust               2,488(1)       *
Hasan 1995 Living Trust                                       3,731(1)       *
Lida Urbanek Revocable Trust                                  2,488(1)       *
Frederick M. Hoar and Sheila J. Hoar                            622(1)       *
The Kahn Revocable Family Trust                               1,244(1)       *
Alston & Bird LLP                                             1,084(1)       *
James Seltzer                                                 8,705(1)       *

----------
* Less than 1%

(1) Such shares are purchasable pursuant to a Warrant Agreement dated December 9, 1997 by and between the Company and such Beneficial Owner.

                              PLAN OF DISTRIBUTION

         All or a portion of the Shares offered hereby by the Selling Stockholders may be delivered and/or sold from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. After the effectiveness of the Registration Statement of which this Prospectus is a part, the Selling Stockholders may make short sales of the Company's Common Stock and may use the Shares to cover the resulting short positions. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them.

         Any Selling Stockholder and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Each Selling Stockholder may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify in certain circumstances certain Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act and Exchange Act. Certain Selling Stockholders have agreed to indemnify in certain circumstances the Company and certain related persons against certain liabilities, including liabilities arising under the Securities Act and Exchange Act.

         Any broker-dealer participating in such transactions as agent may receive commissions from a Selling Stockholder (and, if it acts as agent for the purchase of such Shares, from such purchaser). Broker-dealers may agree with such Selling Stockholder to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for such Selling Stockholder, to purchase as principal any unsold Shares. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

         Each Selling Stockholder will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the time of bids for and purchases of shares of the Company's Common Stock by such Selling Stockholder.

         Each Selling Stockholder will pay all commissions and other expenses associated with the sale of the Shares by such Selling Stockholder. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by every such Selling Stockholder. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require the Company, among other things to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

         The consolidated balance sheets of the Company as of December 31, 1996 and 1995, and the consolidated statements of income, stockholders' equity, and cash flows and the financial statement schedule for each of the years in the three-year period ended December 31, 1996, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, and are incorporated herein by reference in reliance upon the report of Coopers & Lybrand L.L.P., and upon the authority of such firm as experts in accounting and auditing.

         The audited consolidated financial statements of Network General Corporation as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.



                               TABLE OF CONTENTS

                                                                          PAGE

Trademarks                                                                 2

McAfee Associates/Network General Merger                                   2

Available Information                                                      2

Information Incorporated by Reference                                      2

Forward-Looking Statements                                                 3

The Company                                                                4

Risk Factors                                                               6

Selling Stockholders                                                      21

Plan of Distribution                                                      24

Use of Proceeds                                                           25

Indemnification of Directors and Officers                                 25

Legal Matters                                                             25

Experts                                                                   25




                                1,309,477 SHARES





                              NETWORKS ASSOCIATES,
                                      INC.







                                  Common Stock



                               ------------------



                            ------------------ , 1998


                               ------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The fees and expenses incurred by the Company in connection with the offering are payable by the Company and, other than filing fees, are estimated as follows:

  Securities and Exchange Commission Registration Fee................    $21,968

  NASDAQ Filing Fee..................................................     17,500

  Legal Fees and Expenses ...........................................     20,000

  Accounting Fees....................................................     10,000

  Miscellaneous......................................................      5,000
                                                                         -------
    Total............................................................    $74,465
                                                                         =======

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 145 of the Delaware General Corporation law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

         In accordance with the DGCL, the Company's Second Restated Certificate of Incorporation ("Certificate") contains a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

         Article Sixth of the Company's Certificate and Article VIII, Section 1 of the Company's Bylaws provide for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

         The Registrant has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

ITEM 16.  EXHIBITS.

         The following exhibits are filed with this Registration Statement:


Exhibit
Number             Description
-------            -----------

2.1                 Agreement and Plan of Reorganization, dated as of October 13,
                    1997, among McAfee Associates, Inc., Mystery Acquisition Corp.
                    and Network General Corporation, as amended by the First
                    Amendment thereto, dated as of October 22, 1997.

2.2                 Combination Agreement dated August 16, 1996 among the Registrant,
                    FSA Combination Corp., FSA Corporation and Daniel Freedman.(1)

2.3                 Stock Exchange Agreement dated January 13, 1996 among the
                    Registrant, FSA Combination Corp., Kabushiki Kaisha Jade and the shareholders of Jade.(2)

2.4 Agreement and Plan of Reorganization dated December 1, 1997 between the Registrant, Helix Software Company and DNA
                    Acquisition Corp.

2.5                 Agreement and Plan of Reorganization dated December 1, 1997 between the Registrant, PGP and PG Acquisition Corp.,
                    incorporated by reference to the Report on Form 8-K of the
                    Registrant as filed with the Securities and Exchange Commission on December 11, 1997 (the "December 11, 1997 Form 8-K").

4.1 Registration Rights Agreement, dated as of August 30, 1996, by and among McAfee Associates, Inc., FSA Combination Corp.
                    and FSA Corporation, incorporated by reference to the Report on Form 8-K of McAfee Associates, Inc., as filed with the Securities and Exchange Commission on September 24, 1996
                    (the "September 24 Form 8-K").

4.2 Registration Rights Agreement, dated January 13, 1997 by and between McAfee Associates, Inc. and the shareholders of Jade, incorporated by reference to the Report on Form 8-K of McAfee
                    Associates, Inc., as filed with the Securities and Exchange
                    Commission on March 14, 1997 (the "March 14 Form 8-K").

4.3 Registration Rights Agreement, dated as of February 28, 1997, by and between McAfee Associates, Inc. and shareholders of Schuijers, incorporated by reference to Exhibit 10.50 to the Report on Form 10-K of McAfee Associates, Inc. for the year ended December 31, 1996 (the "1996 Form 10-K").

4.4 Registration Rights Agreement, dated December 1, 1997 by and between McAfee Associates, Inc. and the shareholders of Helix.

4.5                 Registration Rights Agreement, dated December 9, 1997 between
                    McAfee Associates, Inc. and certain shareholders of PGP,
                    incorporated by reference to the Report on Form 8-K of McAfee
                    Associates as filed with the Securities and Exchange Commission on December 11, 1997 (the "December 11 Form 8-K").

5.1                 Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                    Corporation.

10.1                Standard Business Lease (Net) for Network General's principal facility dated June 18, 1991, between Network General and Menlo
                    Oaks Partners, L.P., which is incorporated by reference to
                    Exhibit 10.3 of Network General's Annual Report on Form 10-K
                    for the year ended March 31, 1991.(3)

10.2                First Amendment to Lease dated June 10, 1992, between Network
                    General and Menlo Parks Partners, L.P., which is incorporated by reference to Exhibit 10.3 of Network General's Annual Report on
                    Form 10-K for the year ended March 31, 1992 ("Network General
                    1992 Form 10-K").(3)

10.3                Standard Business Lease (Net) for Network General's principal facility dated March 11, 1992, between Network General and Menlo
                    Oaks Partners, L.P., which is incorporated by reference to
                    Exhibit 10.4 of the Network General 1992 Form 10- K.(3)

10.4                First Amendment to Lease dated June 18, 1992, between Network
                    General and Menlo Oaks Partners, L.P., which is incorporated by reference to Exhibit 10.5 of the Network General 1992 Form 10-K.(3)


10.5                Lease dated March 31, 1992, between Network General and
                    Equitable Life Assurance Society of the United States, which is incorporated by reference to Exhibit 10.4 of the Network
                    General 1992 Form 10-K.(3)

10.6                Second Amendment to Lease dated February 1, 1995, between
                    Network General and Menlo Oaks Partners, L.P., which is incorporated by reference to Exhibit 10.2 of Network
                    General's Quarterly Report on form 10-Q for the quarter ended December 31, 1994 ("Network General December 1994 form
                    10-Q").(3)

10.7                Third Amendment to Lease dated February 1, 1995 between
                    Network General and Menlo Oaks Partners, L.P., which is incorporated by reference to Exhibit 10.23 of the Network
                    General December 1994 Form 10-Q.(3)

10.8                Fourth Amendment to Lease dated May 31, 1995, between
                    Network General and Menlo Oaks Partners, L.P., which is incorporated by reference to Exhibit 10.27 of Network
                    General's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 ("Network General June 1995 Form
                    10-Q").(3)

10.9                Fifth Amendment to Lease dated June 13, 1995, between
                    Network General and Menlo Oaks Partners, L.P., which is incorporated by reference to Exhibit 10.28 of the Network
                    General June 1995 Form 10-Q.(3)

10.10               Lease dated July 3, 1996, between Network General and
                    Campbell Avenue Associates, which is incorporated by reference to Exhibit 10.21 of Network General's Quarterly
                    Report on Form 10-Q for the quarter ended June 30, 1996.(3)

10.11               Sixth Amendment to Lease dated November 29, 1996, between
                    Network General and Menlo Oaks Partners, L.P., which is incorporated by reference to Exhibit 10.22 of Network
                    General's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.(3)

10.12               Sublease Agreement for facility at 2805 Bowers Avenue, Santa
                    Clara, California, dated as of February 20, 1997, by and between McAfee Associates, Inc. and National Semiconductor
                    Corporation, incorporated by reference to Exhibit 10.51 of the Form 10-Q of McAfee Associates, Inc. for the Quarter ended June 30, 1997.

10.13               Lease Agreement dated November 17, 1997 for facility at 3965
                    Freedom Circle, Santa Clara, California by and between
                    Informix Corporation and McAfee Associates, Inc.

10.14 Consent to Assignment Agreement dated December 19, 1997 by and among Birk S. McCandless, LLC, Guaranty Federal Bank,
                    F.S.B., Informix Corporation and Networks Associates, Inc.

10.15               Subordination, Nondisturbance and Attornment Agreement dated
                    December 18, 1997 between Guaranty Federal Bank, F.S.B.,
                    Networks Associates, Inc., and Birk S. McCandless, LLC.

10.16               Lease dated November 22, 1996 by and between Birk S.
                    McCandless, LLC and Informix Corporation for facility at 3965 Freedom Circle, Santa Clara, California.

10.17               Quota Purchase Assignment Agreement, dated as of April 14,
                    1997, by and among McAfee Associates, Inc. and McAfee Do
                    Brasil Ltda., Compusul-Consultoria E Comericio De
                    Informatica Ltda., and the stockholders of Compusul-Consultoria E Comericio De Informatica Ltda., incorporated by reference to Exhibit 10.52 of the Form 10-Q of McAfee Associates, Inc. for the Quarter ended June 30,
                    1997.




10.18               1997 Stock Incentive Plan, incorporated by reference to
                    Exhibit 4.1 to the Registration Statement on Form S-8 of
                    McAfee Associates, Inc., filed with the Securities and Exchange Commission on August 8,1997.

21.1                Subsidiaries of Networks Associates, Inc.

23.1                Consent of Wilson Sonsini Goodrich & Rosati, Professional
                    Corporation (included in Exhibit 5.1).

23.2                Consent of Coopers & Lybrand L.L.P.

23.3                Consent of Arthur Andersen LLP

24.1                Power of Attorney (included in Part II of this Registration
                    Statement under the caption "Signatures").


(1) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on September 24, 1996.

(2) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on March 14, 1997.

(3) Network General's filings with the Commission were made under File Number 0-17431.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and
(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on this 11th day of February, 1998.

                                            NETWORKS ASSOCIATES, INC.



                                            By: /s/ William L. Larson
                                                --------------------------------
                                                William L. Larson

                                                President and Chief Executive
                                                Officer



                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS:

         That the undersigned officers and directors of Networks Associates, Inc., a Delaware corporation, do hereby constitute and appoint jointly and severally, William L. Larson and Prabhat K. Goyal, and each of them, the lawful attorneys and agents, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                                 Title                                  Date
      ---------                                 -----                                  ----

/s/  William L. Larson          President, Chief Executive Officer and             February 11, 1998
------------------------        Chairman of the Board (Principal Executive
William L. Larson               Officer and Chairman of the Board)


/s/  Prabhat K. Goyal           Vice President of Finance and                      February 11, 1998
------------------------        Administration, Chief Financial Officer,
Prabhat K. Goyal                Treasurer and Secretary (Principal Financial
                                and Accounting Officer)

/s/ Virginia Gemmell            Director                                           February 11, 1998
------------------------
Virginia Gemmell

/s/  Leslie G. Denend           Director                                           February 11, 1998
------------------------
Leslie G. Denend

/s/  Edwin L. Harper            Director                                           February 11, 1998
------------------------
Edwin L. Harper

/s/  Harry J. Saal              Director                                           February 11, 1998
------------------------
Harry J. Saal


                                  EXHIBIT INDEX




Exhibit
Number             Description
------             -----------

2.1                 Agreement and Plan of Reorganization, dated as of October
                    13, 1997, among McAfee Associates, Inc., Mystery Acquisition
                    Corp. and Network General Corporation, as amended by the First Amendment thereto, dated as of October 22, 1997.

2.2                 Combination Agreement dated August 16, 1996 among the
                    Registrant, FSA Combination Corp., FSA Corporation and
                    Daniel Freedman.(1)

2.3                 Stock Exchange Agreement dated January 13, 1996 among the
                    Registrant, FSA Combination Corp., Kabushiki Kaisha Jade and the shareholders of Jade.(2)

2.4 Agreement and Plan of Reorganization dated December 1, 1997 between the Registrant, Helix Software Company and DNA
                    Acquisition Corp.

2.5 Agreement and Plan of Reorganization dated December 1, 1997 between the Registrant, PGP and PG Acquisition Corp., incorporated by reference to the Report on Form 8-K of the Registrant as filed with the Securities and Exchange
                    Commission on December 11, 1997 (the "December 11, 1997 Form
                    8-K").

4.1 Registration Rights Agreement, dated as of August 30, 1996, by and among McAfee Associates, Inc., FSA Combination Corp.
                    and FSA Corporation, incorporated by reference to the Report on Form 8-K of McAfee Associates, Inc., as filed with the Securities and Exchange Commission on September 24, 1996
                    (the "September 24 Form 8-K").

4.2 Registration Rights Agreement, dated January 13, 1997 by and between McAfee Associates, Inc. and the shareholders of Jade, incorporated by reference to the Report on Form 8-K of McAfee Associates, Inc., as filed with the Securities and Exchange Commission on March 14, 1997 (the "March 14 Form
                    8-K").

4.3                 Registration Rights Agreement, dated as of February 28,
                    1997, by and between McAfee Associates, Inc. and shareholders of Schuijers, incorporated by reference to
                    Exhibit 10.50 to the Report on Form 10-K of McAfee
                    Associates, Inc. for the year ended December 31, 1996 (the
                    "1996 Form 10-K").

4.4 Registration Rights Agreement, dated December 1, 1997 by and between McAfee Associates, Inc. and the shareholders of Helix.

4.5 Registration Rights Agreement, dated December 9, 1997 between McAfee Associates, Inc. and certain shareholders of PGP, incorporated by reference to the Report on Form 8-K of McAfee Associates as filed with the Securities and Exchange
                    Commission on December 11, 1997 (the "December 11 Form
                    8-K").

5.1                 Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                    Corporation.

10.1 Standard Business Lease (Net) for Network General's principal facility dated June 18, 1991, between Network
                    General and Menlo Oaks Partners, L.P., which is incorporated by reference to Exhibit 10.3 of Network General's Annual
                    Report on Form 10-K for the year ended March 31, 1991.(3)




10.2                First Amendment to Lease dated June 10, 1992, between
                    Network General and Menlo Parks Partners, L.P., which is incorporated by reference to Exhibit 10.3 of Network
                    General's Annual Report on Form 10-K for the year ended
                    March 31, 1992 ("Network General 1992 Form 10-K").(3)

10.3 Standard Business Lease (Net) for Network General's principal facility dated March 11, 1992, between Network
                    General and Menlo Oaks Partners, L.P., which is incorporated by reference to Exhibit 10.4 of the Network General 1992
                    Form 10- K.(3)

10.4                First Amendment to Lease dated June 18, 1992, between
                    Network General and Menlo Oaks Partners, L.P., which is incorporated by reference to Exhibit 10.5 of the Network
                    General 1992 Form 10-K.(3)

10.5                Lease dated March 31, 1992, between Network General and
                    Equitable Life Assurance Society of the United States, which is incorporated by reference to Exhibit 10.4 of the Network
                    General 1992 Form 10-K.(3)

10.6                Second Amendment to Lease dated February 1, 1995, between
                    Network General and Menlo Oaks Partners, L.P., which is incorporated by reference to Exhibit 10.2 of Network
                    General's Quarterly Report on form 10-Q for the quarter ended December 31, 1994 ("Network General December 1994 Form
                    10-Q").(3)

10.7                Third Amendment to Lease dated February 1, 1995 between
                    Network General and Menlo Oaks Partners, L.P., which is incorporated by reference to Exhibit 10.23 of the Network
                    General December 1994 Form 10-Q.(3)

10.8                Fourth Amendment to Lease dated May 31, 1995, between
                    Network General and Menlo Oaks Partners, L.P., which is incorporated by reference to Exhibit 10.27 of Network
                    General's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 ("Network General June 1995 Form
                    10-Q").(3)

10.9                Fifth Amendment to Lease dated June 13, 1995, between
                    Network General and Menlo Oaks Partners, L.P., which is incorporated by reference to Exhibit 10.28 of the Network
                    General June 1995 Form 10-Q.(3)

10.10               Lease dated July 3, 1996, between Network General and
                    Campbell Avenue Associates, which is incorporated by reference to Exhibit 10.21 of Network General's Quarterly
                    Report on Form 10-Q for the quarter ended June 30, 1996.(3)

10.11               Sixth Amendment to Lease dated November 29, 1996, between
                    Network General and Menlo Oaks Partners, L.P., which is incorporated by reference to Exhibit 10.22 of Network
                    General's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.(3)

10.12               Sublease Agreement for facility at 2805 Bowers Avenue, Santa
                    Clara, California, dated as of February 20, 1997, by and between McAfee Associates, Inc. and National Semiconductor
                    Corporation, incorporated by reference to Exhibit 10.51 of the Form 10-Q of McAfee Associates, Inc. for the Quarter ended June 30, 1997.

10.13               Lease Agreement dated November 17, 1997 for facility at 3965
                    Freedom Circle, Santa Clara, California by and between
                    Informix Corporation and McAfee Associates, Inc.

10.14 Consent to Assignment Agreement dated December 19, 1997 by and among Birk S. McCandless, LLC, Guaranty Federal Bank,
                    F.S.B., Informix Corporation and Networks Associates, Inc.


10.15 Subordination, Nondisturbance and Attornment Agreement dated December 18, 1997 between Guaranty Federal Bank, F.S.B., Networks Associates, Inc., and Birk S. McCandless, LLC.

10.16               Lease dated November 22, 1996 by and between Birk S.
                    McCandless, LLC and Informix Corporation for facility at 3965 Freedom Circle, Santa Clara, California.

10.17 Quota Purchase Assignment Agreement, dated as of April 14, 1997, by and among McAfee Associates, Inc. and McAfee Do Brasil Ltda., Compusul-Consultoria E Comericio De Informatica Ltda., and the stockholders of Compusul-Consultoria E Comericio De Informatica Ltda., incorporated by reference to Exhibit 10.52 of the Form 10-Q of McAfee Associates, Inc. for the Quarter ended June 30, 1997.

10.18               1997 Stock Incentive Plan, incorporated by reference to
                    Exhibit 4.1 to the Registration Statement on Form S-8 of McAfee Associates, Inc., filed with the Securities and Exchange Commission on August 8,1997.

21.1                Subsidiaries of Networks Associates, Inc.

23.1 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in opinions filed as Exhibit 5.1).

23.2                Consent of Coopers & Lybrand L.L.P.

23.3                Consent of Arthur Andersen LLP.

24.1 Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures").


(1) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on September 24, 1996.

(2) Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on March 14, 1997.

(3) Network General's filings with the Commission were made under File Number 0-17431.